Invesco Pacific Growth Fund                                     SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 4/30/2010
File number:       811-05426
Series No.:        28

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                  $         265
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class I                             $ 8
        Class R                             $ -
        Class W                             $ -


73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class I
        Class R
        Class W


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                           5,182
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                             524
        Class C                             302
        Class I                             379
        Class R                               4
        Class W                               5


74V.  1 Net asset value per share (to nearest cent)
        Class A                         $ 21.47
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                         $ 20.35
        Class C                         $ 20.37
        Class I                         $ 21.79
        Class R                         $ 21.40
        Class W                         $ 21.41